Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
www.selective.com

Selective Insurance Group, Inc. Announces First Quarter Catastrophe Losses, Other Property Losses and Net Favorable Reserve Development

Branchville, NJ - April 9, 2018 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced preliminary first quarter 2018 pre-tax net insured catastrophe losses totaling approximately $26 million. The catastrophe losses primarily relate to the winter storm that impacted the east coast of the United States in early January and the Nor’easters in March.

The Company also experienced higher than expected non-catastrophe insured property losses of $28 million ($106 million in total), principally related to the early January deep freeze in the Company’s footprint states and a relatively large number of severe fire losses. First quarter 2018 catastrophe and non-catastrophe property losses were above expected by $33 million that will reduce fully diluted earnings per share by $0.44.

Partially offsetting these losses, the Company expects to report $8 million of pre-tax net favorable prior year casualty reserve development in the quarter, or $0.11 per fully diluted share, and improved standard commercial lines pure renewal pricing that was 3.2% for the first quarter of 2018.

Selective will release first quarter earnings on May 2, 2018 and plans a conference call on May 3, 2018 at 9:00 a.m. E.T. (previously scheduled for 10:00 am E.T.). The Company will update its full year 2018 guidance at that time.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

Investor Contact: Rohan Pai
973-948-1364
rohan.pai@selective.com

Media Contact: Jamie M. Beal
973-948-1234
jamie.beal@selective.com